SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 24, 2008

HITTITE MICROWAVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51448	04-2854672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

20 Alpha Road, Chelmsford, Massachusetts 01824

(Address of principal executive offices) (Zip Code)

(978) 250-3343

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                Each of Yalcin Ayasli and Bruce R. Evans notified us on March 24, 2008 that he does not intend to stand for reelection as a director at our 2008 annual meeting of stockholders, to be held on May 8, 2008.  Dr. Ayasli founded Hittite Microwave Corporation in 1985 and has served as a member of our board of directors since our inception. Until 2004, Dr. Ayasli also served as our Chief Executive Officer and until 2005, Dr. Ayasli served as our Chairman. Mr. Evans has served as a member of our board of directors since 2001. Mr. Evans is a Managing Partner at Summit Partners, a private equity and venture capital firm. Prior to our initial public offering in 2005, entities affiliated with Summit Partners held all of our outstanding Series A preferred stock.

                Our board of directors will nominate each of our other incumbent directors for re-election, and also will nominate the following additional persons for election at our 2008 annual meeting:

Ernest L. Godshalk is Managing Director of ELGIN Management Group, a private investment company. From 2001 until his retirement in 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a manufacturer of semiconductor processing equipment. Previously, he served as Varian’s Vice President and Chief Financial Officer. He is a director of Verigy Ltd. and of GT Solar International Inc.

Adrienne M. Markham is a partner in the law firm of Goulston & Storrs LLP, Boston, Massachusetts. Ms. Markham brings 25 years of experience focusing on employment and corporate litigation.  She has been an advisor to several bio-science and bio-tech firms.

Brian P. McAloon is a recently retired Group Vice President of the DSP and Systems Products Group of Analog Devices, Inc., a provider of semiconductors for high performance signal processing applications. He has also served in a number of other roles at Analog Devices, including Vice President, Sales, Vice President, Sales and Marketing — Europe and Southeast Asia and General Manager, Analog Devices, B.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HITTITE MICROWAVE CORPORATION

By:	/s/ Stephen G. Daly
Stephen G. Daly
Chief Executive Officer

Date: March 27, 2008